Exhibit 10.12
AMENDMENT TO OFFER LETTER
     This Amendment to Offer Letter (the “Amendment”) is made and entered into as of December 24, 2008 (the “Effective Date”), by and between Cavium Networks, Inc., a Delaware corporation (the “Company”) and Anil Jain (“Executive”).
RECITALS
     A. The Company retains the services of Executive pursuant to that certain offer letter dated January 22, 2001 (the “Offer Letter”).
     B. The Company and Executive wish to amend the Offer Letter to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.
AGREEMENT
     The third paragraph of the Offer Letter is hereby amended and restated in its entirety to read as follows:
     If Cavium Networks, Inc. (the “Company”) decides to terminate your employment for any reason and such termination results in a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h) (without regard to any possible alternative definition of “termination of employment” thereunder) (a “Covered Termination”), you will be paid three months salary with full benefits from the date of the Covered Termination (the “Severance Payments”).
     A new paragraph is hereby inserted to read as follows:
     All payments provided hereunder are intended to constitute separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2). If you are a “specified employee” of the Company or any affiliate thereof (or any successor entity thereto) within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) on the date of a Covered Termination, then the Severance Payments shall be delayed until the earlier of: (i) the date that is six (6) months after the date of the Covered Termination, or (ii) the date of your death (such date, the “Delayed Payment Date”), and the Company (or the successor entity thereto, as applicable) shall (A) pay to you a lump sum amount equal to the sum of the Severance Payments that otherwise would have been paid to you on or before the Delayed Payment Date, without any adjustment on account of such delay, and (B) continue the Severance Payments in accordance with any applicable payment schedules set forth for the balance of the period specified herein. Notwithstanding the foregoing, (i) Severance Payments scheduled to be paid from the date of a Covered Termination through March 15th of the calendar year following such termination shall be paid to the maximum extent permitted pursuant to the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4); (ii) Severance Payments scheduled to be paid that are not paid pursuant to the preceding clause (i) shall be paid as scheduled to the maximum extent permitted pursuant to an “involuntary separation from service” as permitted by Treasury Regulation Section 1.409A-1(b)(9)(iii), but in no event later than the last day of the second taxable year following the taxable year of the Covered Termination; and (iii) any Severance Payments that are not paid pursuant to either the preceding clause (i) or the preceding clause (ii) shall be subject to delay, if necessary, as provided in the previous sentence. Any premium paid pursuant to a group benefit plan covered by Section 4980B of the Code (COBRA) are not intended to be delayed pursuant to Section 409A(a)(2)(B)(i) of the Code and are intended to be paid pursuant to the exception provided by Treasury Regulation Section 1.409A-1(b)(9)(v)(B).
     In Witness Whereof, the Company and Executive have executed this Amendment on the dates set forth below, to be effective immediately as of the Effective Date.

Cavium Networks, Inc.

By:	/s/ Art Chadwick

Its:	CFO

Date:	12-24-08

Executive

/s/ Anil Jain

Date:	12-24-08